Exhibit 4.2
EXECUTION VERSION
PREFERRED STOCK PURCHASE AND VOTING AGREEMENT
     THIS PREFERRED STOCK PURCHASE AND VOTING AGREEMENT (this “Agreement”), dated as of February 25, 2008, is made and entered into by and among Galderma Laboratories, Inc., a Delaware corporation (“Parent”), Galderma Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the persons listed on Schedule I hereto (collectively, the “Company Preferred Stockholders”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it exists on the date hereof, the “Original Merger Agreement”, or as it may be amended from time to time, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, (a) Purchaser will commence a tender offer to purchase all of the outstanding shares of common stock, par value $0.01, of the Company (“Company Common Stock”) (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Company Preferred Stockholder is the record or “beneficial holder” (as defined under Rule 13d-3 under the Exchange Act) of the number of issued and outstanding shares of Series D-1 Cumulative Convertible Preferred Stock, par value $0.01, of the Company (the “Series D-1 Preferred Stock”), set forth opposite such Company Preferred Stockholder’s name on Schedule I hereto (all such shares of Series D-1 Preferred Stock, the “Subject Shares”); and
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that each Company Preferred Stockholder enter into this Agreement, and each Company Preferred Stockholder has agreed to do so in order to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement;
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of Subject Shares
     Section 1.1. Sale and Purchase of Subject Shares. Upon the terms and subject to the conditions contained herein, at the Closing (as defined below) each Company Preferred Stockholder shall sell, convey, transfer, assign and deliver to Purchaser such Company Preferred Stockholder’s Subject Shares, free and clear of all liens, pursuant to this Agreement (the “Sale”).
     Section 1.2. Consideration for the Subject Shares. Upon the terms and subject to the conditions contained herein, Purchaser shall (and Parent shall cause Purchaser to) pay to each Company Preferred Stockholder an amount equal in cash to the product of the number of shares of Company Common Stock into which such Company Preferred Stockholder’s Subject Shares are convertible pursuant to and in accordance with Section A.5 of the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock multiplied by the Offer Price (each such amount, the “Purchase Price”).
     Section 1.3. Delivery of Subject Shares. At the Closing, each Company Preferred Stockholder shall deliver to Purchaser one or more duly issued and executed stock certificates, representing all of such Company Preferred Stockholder’s Subject Shares, together with stock powers duly executed in blank and all requisite stock transfer stamps.
     Section 1.4. Delivery of Purchase Price. At the Closing, Purchaser shall (and Parent shall cause Purchaser to) deliver to each Company Preferred Stockholder the Purchase Price for such Company Preferred Stockholder’s Subject Shares in immediately available funds payable to the account designated by such Company Preferred Stockholder at least two Business Days prior to the Closing Date (as defined below).
     Section 1.5. Closing. The closing of the sale and purchase of the Subject Shares (the “Closing”) shall occur at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, on the first date that Purchaser becomes obligated, in accordance with the terms of the Merger Agreement, to pay for Shares pursuant to the Offer (the date on which the Closing occurs, the “Closing Date”).
ARTICLE II
Voting of Subject Shares.
     Section 2.1. Agreement to Vote.
     (a) From the date hereof until the termination of this Agreement in accordance with Section 6.1, except to the extent waived in writing by Parent in its sole and absolute discretion, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Company Preferred Stockholder shall vote (or cause to be voted) such Company Preferred Stockholder’s Subject Shares and any other shares of capital stock of the Company owned, beneficially or of record, by such Company Preferred Stockholder during the term of this Agreement (such shares, together with the Subject Shares, the “Voting Shares”): (a) against any action, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any of the parties hereto under this Agreement; and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; (iv) any change in the majority of the board of directors of the Company; (v) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or by-laws; (vi) any other material change in the Company’s corporate structure or business; and (vii) any other action, transaction or proposal involving the Company or any of its Subsidiaries that is intended or would reasonably be expected to (A) prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Offer, the Merger, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing or (B) change in any manner the voting rights of the Subject Shares. Each Company Preferred Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.
     (b) In the event that a meeting of the stockholders of the Company is held, each Company Preferred Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its Voting Shares to be counted as present thereat for purposes of establishing a quorum.
     (c) Each Company Preferred Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.
     (d) EACH COMPANY PREFERRED STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS QUINTIN CASSADY AND ALBERT DRAAIJER, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND EACH OF THEM INDIVIDUALLY, SUCH COMPANY PREFERRED STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH

COMPANY PREFERRED STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF THE COMPANY, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY PREFERRED STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 2.1(a) HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH COMPANY PREFERRED STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 2.1(d) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH COMPANY PREFERRED STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH COMPANY PREFERRED STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY PREFERRED STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 2.1(a) HEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER PARENT, NOR ANY OF ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS, AGENTS OR OTHER REPRESENTATIVES, SHALL INCUR ANY LIABILITY TO ANY STOCKHOLDER IN CONNECTION WITH OR AS A RESULT OF ANY EXERCISE OF THE PROXY GRANTED TO PARENT PURSUANT TO THIS SECTION 2.1(d), OTHER THAN FOR A BREACH OF THIS SECTION 2.1(d). NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.
ARTICLE III
Representations and Warranties of Each Company Preferred Stockholder
     Each Company Preferred Stockholder hereby severally, and not jointly, represents and warrants to Parent and Purchaser (as to such Company Preferred Stockholder) as follows:
     Section 3.1. Authority. Such Company Preferred Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Company Preferred Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Company Preferred Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Parent, Purchaser and each other

Company Preferred Stockholder, this Agreement constitutes a legal, valid, and binding obligation of such Company Preferred Stockholder, enforceable against such Company Preferred Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     Section 3.2. Ownership of Subject Shares; Total Shares. Such Company Preferred Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside such Company Preferred Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Company Preferred Stockholder does not own, beneficially or otherwise, any Shares, Company Options or other securities of the Company other than as set forth opposite such Company Preferred Stockholder’s name in Schedule I hereto.
     Section 3.3. Voting Power. Such Company Preferred Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Preferred Stockholder’s Voting Shares, with no material limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.
     Section 3.4. Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Company Preferred Stockholder and the consummation by such Company Preferred Stockholder of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by such Company Preferred Stockholder, the consummation by such Company Preferred Stockholder of the transactions contemplated by this Agreement or compliance by such Company Preferred Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents, if applicable, of such Company Preferred Stockholder, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Company Preferred Stockholder is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Company Preferred Stockholder, except in each case under clauses (A), (B) and (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of such Company Preferred Stockholder to perform such Company Preferred Stockholder’s obligations hereunder.
     Section 3.5. No Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Preferred Stockholder.
ARTICLE IV
Representations and Warranties of Parent and Purchaser
     Parent and Purchaser hereby represent and warrant to the Company Preferred Stockholders as of the date of this Agreement as follows:
     Section 4.1. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     Section 4.2. Corporate Authorization; Validity of Agreement; Necessary Action. Parent and Purchaser have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser, and, assuming the due authorization, execution and delivery thereof by the Company and each of the Company Preferred Stockholders, constitutes a valid and legally binding agreement of Parent and Purchaser enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     Section 4.3. Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by each of Parent and Purchaser, the consummation by each of Parent and Purchaser of the transactions contemplated by this Agreement or compliance by each of Parent and Purchaser with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents Parent or Purchaser, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Parent or Purchaser is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent or Purchaser, except in each case under clauses (A), (B) or (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely effect the ability of each of Parent and Purchaser to perform its obligations hereunder.
ARTICLE V
Covenants of Each Company Preferred Stockholder
     Each Company Preferred Stockholder severally covenants and agrees as follows:
     Section 5.1. Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (1) the Effective Time, (2) the termination of the Merger Agreement or (3) the termination of this Agreement in accordance with Section 6.1, each Company Preferred Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of such Company Preferred Stockholder’s Voting Shares or any other securities of the Company or any interest therein to any Person, other than pursuant to the Merger Agreement or the Offer, (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Company Preferred Stockholder’s Voting Shares that could reasonably be expected to impede, interfere with or prevent the Merger, (iii) deposit any of such Company Preferred Stockholder’s Voting Shares into a voting trust or enter into a voting agreement with respect to any of such Company Preferred Stockholder’s Voting Shares, other than pursuant to this Agreement or (iv) take any action that would make any representation or warranty of such Company Preferred Stockholder contained in this Agreement untrue or incorrect in any material respect or that would reasonably be expected to have the effect of preventing or disabling or delaying such Company Preferred Stockholder from performing such Company Preferred Stockholder’s obligations under this Agreement.
     Section 5.2. Stop Transfer; Changes in Voting Shares. Each Company Preferred Stockholder agrees with, and covenants to, Parent and Purchaser that (i) this Agreement and the obligations hereunder shall attach to such Company Preferred Stockholder’s Voting Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, and (ii) such Company Preferred Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Company Preferred Stockholder’s Voting Shares, unless such transfer is made in compliance with this Agreement.
     Section 5.3. Appraisal Rights. Each Company Preferred Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Company Preferred Stockholder may have (including, without limitation, under Section 262 of the DGCL).
     Section 5.4. Additional Securities; Certain Events.
     (a) In the event any Company Preferred Stockholder becomes the record or beneficial owner of (i) any shares of Company Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities (collectively, “Additional Securities”), then the terms of this Agreement shall apply to any of such Additional Securities and such Additional Securities shall be considered Voting Shares for purposes hereof. Each Company Preferred Stockholder agrees not to purchase or in any other manner acquire beneficial ownership of any Additional Securities without Parent’s prior written consent.
     (b) Each Company Preferred Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Voting Shares and shall be binding upon any Person to which legal or beneficial ownership of the Voting Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Company Preferred Stockholder’s successors or assigns. Notwithstanding any Transfer of the Voting Shares, the transferor shall remain liable for the performance of all of the obligations of the Company Preferred Stockholder under this Agreement.
     Section 5.5. Stockholder Capacity. Each Company Preferred Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of the Voting Shares. Nothing contained in this Agreement shall limit the rights and obligations of any Company Preferred Stockholder, any of its Affiliates, Representatives or any employee of any of its Affiliates in his or her capacity as a director or officer of the Company, and the agreements set forth herein shall in no way restrict any director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company.
     Section 5.6. Documentation and Information. Each Company Preferred Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Company Preferred Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.
ARTICLE VI
Termination
     Section 6.1. This Agreement and the covenants and agreements set forth in this Agreement (a) shall automatically (without any further action of the parties) terminate upon the termination of the Original Merger Agreement or the Merger Agreement in accordance with its terms and (b) shall be terminable by the Company Preferred Stockholders holding a majority of the Series D-1 Preferred Stock upon (i) any modification or amendment of the Merger Agreement that is adverse to the Company Preferred Stockholders in any material respect (including, without limitation, any reduction in the Offer Price), (ii) any waiver by the Company of any obligation of Parent or Purchaser under the Original Merger Agreement or the Merger Agreement, including, without limitation, any of the Conditions of the Offer set forth in Annex A of the Original Merger Agreement or the Merger Agreement, which such waiver is adverse to the Company Preferred Stockholders in any material respect or (iii) the occurrence of a Company Adverse Recommendation Change, provided that, in the case of clauses (i) and (ii), the Company Preferred Stockholders holding a majority of the Series D-1 Preferred Stock have not consented in writing to such modification, amendment or waiver, and except that any termination of this Agreement pursuant to this Section 6.1 shall not relieve any party from liability for any breach hereof prior to such termination. If this Agreement shall be terminated pursuant to this Section 6.1, no Sale shall occur.
ARTICLE VII
Miscellanous
     Section 7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

          (b) All Actions or Proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
     Section 7.2. Specific Performance. Each Company Preferred Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of such Company Preferred Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants, obligations and agreements in connection with entering into the Merger Agreement and the performance of Parent’s obligations under the Merger Agreement, and (c) a violation of any of the covenants, obligations or agreements of such Company Preferred Stockholder contained in this Agreement will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Company Preferred Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Company Preferred Stockholder, as the case may be, from committing any violation of such covenants, obligations or agreements and to specifically enforce the terms of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable law.
     Section 7.3. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent from its obligations under this Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the Company shall be a third party beneficiary of the obligations of the parties to this Agreement and shall be entitled to enforce those obligations as though a party hereto.
     Section 7.4. Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Purchaser and the Company Preferred Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 6.1.
     Section 7.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgment received), by electronic mail (with receipt confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:
     If to the Company Preferred Stockholders: At the address set forth beside each Company Preferred Stockholder’s name listed on Schedule I.
If to Parent or Purchaser, to:
Galderma Laboratories, Inc.
c/o Galderma Laboratories, L.P.
14501 North Freeway
Fort Worth, TX 76177
Attention: Albert Draaijer, President
Facsimile: (817) 961-0035
E-mail: albert.draaijer@galderma.com
with a copy (which shall not constitute notice) to:
Galderma Laboratories, Inc.
c/o Galderma Laboratories, L.P.
14501 North Freeway
Fort Worth, TX 76177
Attention: Quintin Cassidy, General Counsel
Facsimile: (817) 961-0034
E-mail: quintin.cassady@galderma.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul S. Bird, Esq.
Facsimile: (212) 909-6836
E-mail: psbird@debevoise.com
or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 7.6. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
     Section 7.7. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 7.8. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
     Section 7.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

     Section 7.10. Further Assurances. From time to time at the request of Parent, and without further consideration, each Company Preferred Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.
     Section 7.11. Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 7.12. Public Announcements. No Company Preferred Stockholder shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.
     Section 7.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OCM PRINCIPAL OPPORTUNITIES FUND, L.P.

By:	Oaktree Fund GP I, L.P.
Its: General Partner

	By:	/s/ Richard J. Goldstein

Name: Richard J. Goldstein
Title: Authorized Signatory

	By:	/s/ Michael Harmon

Name: Michael Harmon
Title: Authorized Signatory
[Signature Page to Preferred Stock Purchase Agreement]

CUTCHOGUE POINT AP, LLC

/s/ Richard A. Horstmann

Richard A. Horstmann, as Managing Member
[Signature Page to Preferred Stock Purchase Agreement]

/s/ Robert J. Easton

Robert J. Easton
[Signature Page to Preferred Stock Purchase Agreement]

PEBBLEBROOK PARTNERS, LTD.

By:		/s/ Stuart Schube

	Name:	Stuart Schube
	Title:	General Partner
[Signature Page to Preferred Stock Purchase Agreement]

GALDERMA LABORATORIES, INC.

By:		/s/ Albert Draaijer

	Name:	Albert Draaijer
	Title:	President

GALDERMA ACQUISITION INC.

By:		/s/ Albert Draaijer

	Name:	Albert Draaijer
	Title:	Treasurer and Vice President
[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE I

Company Preferred Stockholder	Shares of Series D-1
(Name and Address)	Preferred Stock

OCM Principal Opportunities Fund, L.P. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 Attention: Stephen A. Kaplan Facsimile: (213) 830-6395 E-mail: skaplan@oaktreecap.com	177,000

With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071-3144
Attention: Jeffrey H. Cohen
Facsimile: (213) 621-5288
E-Mail: jcohen@skadden.com

Cutchogue Point AP, LLC XXXXX Bernardsville, NJ 07924	10,000

Robert J. Easton XXXXX New York, NY 10021	2,000

Pebblebrook Partners Ltd. XXXXX Houston, TX 77005	1,000
Schedule I-1